NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO TRANSFER RESTRICTIONS SET FORTH HEREIN.

COMMON STOCK PURCHASE WARRANT CERTIFICATE

 RETROPHIN, INC.

Warrants: _______	Initial Exercise Date: June 30, 2014

THIS COMMON STOCK PURCHASE WARRANT CERTIFICATE certifies that, for value received, _____________ or its assigns (the “Holder”) holds the number of warrants set forth above (the “Warrants” and each a “Warrant”), each of which entitles, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the five (5) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Retrophin, Inc., a Delaware corporation (the “Company”), one share (as subject to adjustment hereunder, the “Warrant Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company.  The purchase price of one share of Common Stock shall be equal to the Exercise Price, as defined in Section 1(b).

Section 1.                      Exercise.

a)           Exercise of Warrants.  Exercise of the purchase rights represented by the Warrants may be made, in whole or in part in integral multiples of one whole Warrant, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by (1) surrender of this Warrant certificate to the Company (or such other office or agency of the Company in the City of New York as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) and (2) delivery to the Company (or such other office or agency of the Company in the City of New York as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise form annexed hereto, and within three (3) Trading Days (defined below) of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price (defined below) of the shares thereby purchased by wire transfer of immediately available funds or cashier’s check drawn on a United States bank or, if available, pursuant to Cashless Exercise as specified in Section 1(c) below.  On the Share Delivery Date set forth below, the Company shall issue a number of shares of Common Stock, for each Warrant exercised, equal to the Warrant Shares or as set forth in Section 1(c) below, as applicable.  No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.  The Company shall maintain records showing the number of shares of Common Stock purchased upon exercise of Warrants and the date of such purchases.  The Company shall deliver any objection to any Notice of Exercise within one (1) business day of receipt of such notice.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the Nasdaq Global Market or, if the Common Stock (or any other security for which a VWAP or Closing Sale Price must be determined) is not listed on the Nasdaq Global Market, such other US exchange or market on which the Common Stock (or such other security) is quoted or available for trading.

b)           Exercise Price.  The exercise price per share of Common Stock shall be $12.7552, subject to adjustment hereunder (the “Exercise Price”).

c)           Cashless Exercise.  If the Holder elects in its Notice of Exercise, Warrants may be exercised, in whole or in part in integral multiples of one whole Warrant, in lieu of paying the Exercise Price, as set forth in this clause (a “Cashless Exercise”), in which the Holder shall be entitled to receive, in respect of each Warrant, a number of shares of Common Stock equal to the sum of the quotients obtained by dividing the greater of zero and [(A-B)(X)] by A for each of the three (3) Trading Days immediately preceding the date on which the Holder duly completes and delivers a Notice of Exercise, where:

  A = the VWAP (defined below) on the relevant Trading Day;

  B = the Exercise Price, as adjusted hereunder; and

  X = the quotient of (i) the Warrant Shares, divided by (ii) 3.

Notwithstanding anything herein to the contrary, on the Termination Date, the Warrants shall be automatically exercised via Cashless Exercise pursuant to this Section 1(c).

“VWAP” means, for any Trading Day, the price determined by the daily volume weighted average price of the Common Stock for such date on the Trading Market during its regular trading session (without regard to after-hours trading) as reported by Bloomberg L.P.

d)	Mechanics of Exercise.

i.      Delivery of Warrant Shares Upon Exercise.  Shares of Common Stock issued upon exercise hereunder shall be transmitted by the transfer agent of the Company (the “Transfer Agent”) to the Holder (A) by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system if (1) there is an effective registration statement permitting the issuance of such shares to or resale thereof by the Holder, (2) the shares are eligible for resale by the Holder pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), and as of the date of such exercise the Holder is not, and during the three month period prior to such exercise shall not have been, an affiliate (within the meaning of Rule 144) of the Company, or (3) such shares of Common Stock are issued upon a Cashless Exercise of Warrants issued after the 12 month anniversary from the date of issuance of such Warrants, and (B) otherwise, by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is one (1) Trading Day after the latest of (x) the delivery to the Company of the Notice of Exercise and (y) surrender of this Warrant certificate (if required) (such date, the “Share Delivery Date”).  The shares of Common Stock issued upon exercise of any Warrant shall be deemed to have been issued, and the Holder or any other individual, partnership, firm, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature (“Person”) so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date such Warrant has been exercised, with payment to the Company of the Exercise Price (or by Cashless Exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 1(d)(vi) prior to the issuance of such shares, having been paid.

ii.          Delivery of New Warrants Upon Exercise.  If this Warrant certificate shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant certificate, on the Share Delivery Date, deliver to the Holder a new Warrant certificate evidencing the rights of the Holder to purchase the unexercised Warrants, which new Warrant certificate shall in all other respects be identical with this Warrant certificate.

iii.         Rescission Rights.  If the Company fails to cause the Transfer Agent to transmit to the Holder the shares of Common Stock issued upon exercise of Warrants on the Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.         No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the VWAP for the date the Warrants are exercised or round up to the next whole share.

v.         Charges, Taxes and Expenses.  Issuance of shares of Common Stock upon exercise of Warrants shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company, and such shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that such shares are to be issued in a name other than the name of the Holder, the Notice of Exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

vi.         Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Warrants, pursuant to the terms hereof.

e)           Under no circumstances will the Company be required to net cash settle the Warrants, the exercise of the Warrants or the Common Stock issuable upon the exercise of the Warrants.

Section 2A.                      Adjustments to Exercise Price.  The Exercise Price shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

a)           The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:

where:

EP0	=
the Exercise Price in effect immediately prior to the open of business on the Ex-Date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

EP1	=
the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be;

OS0	=
the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Such adjustment shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this Section 2A(a) is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision or combination had not been declared or announced, as the case may be.

“Ex-Date” means, in connection with any dividend, issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.

b)           The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock at less than the Current Market Price (as defined below) of Common Stock, in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such issuance;

EP1	=	the Exercise Price in effect immediately after the open of business on the Ex-Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

Such adjustment shall become effective immediately after the open of business on the Ex-Date for such issuance.  In the event that the issuance of such rights or warrants is announced but such rights or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the Ex-Date for such issuance had not occurred.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants, upon the expiration, termination or maturity of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, and the value of such consideration, if other than cash, shall be determined in good faith by the Company’s board of directors (the “Board of Directors”).

“Current Market Price” means, in connection with a dividend, issuance or distribution, the average of the Closing Sale Prices of the Common Stock for each of the 10 consecutive Trading Days ending on, but excluding, the earlier of the date in question and the Trading Day immediately preceding the Ex-Date for such dividend, issuance or distribution.

“Closing Sale Price” means, as of any date, the last reported sale price of a share of Common Stock or any other security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the Trading Market; provided that in the absence of such quotations, the Board of Directors will make a good faith determination of the Closing Sale Price. If, during a period applicable for calculating the Closing Sale Price, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the Exercise Price or number of Warrant Shares hereunder, the Closing Sale Price shall be calculated for such period in a manner determined by the Company in good faith to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock during such period.

c)           The dividend or other distribution to all holders of Common Stock of shares of the Company’s Capital Stock (as defined below) (other than Common Stock) or evidences of the Company’s indebtedness, rights or warrants to purchase the Company’s securities, or the Company’s assets or other property (excluding any dividend, distribution or issuance as to which an adjustment is effected under clauses (a) or (b) above or (d) or (e) below), in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

EP1	=	the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

SP0	=	the Current Market Price; and

FMV	=
the fair market value (as determined in good faith by the Board of Directors), on the Ex-Date for such dividend or distribution, of the shares of Capital Stock, evidences of indebtedness, rights, warrants or assets or other property so distributed, expressed as an amount per share of Common Stock.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and all warrants or options to acquire such capital stock.

Such adjustment shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary of the Company or other business unit of the Company (i.e., a “spin-off”) that are, or, when issued, will be, traded or quoted on the Nasdaq Global Market or any other national or regional securities exchange or market, then the Exercise Price will instead be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

EP1	=	the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

FMV	=
the average of the Closing Sale Prices of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the Ex-Date for such dividend or distribution (the “Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the Valuation Period for such dividend or distribution.

Such adjustment shall be made immediately after the close of business on the last Trading Day of the Valuation Period for such dividend or distribution.  In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.  If any exercise of Warrants occurs during the Valuation Period, references in the preceding paragraph with respect to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Date for such dividend or distribution and the date a Notice of Exercise is duly submitted in determining the Exercise Price.

d)           Dividends or other distributions consisting exclusively of cash to all holders of Common Stock, in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

EP1	=	the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

SP0	=	the Current Market Price; and

C	=	the amount in cash per share that the Company distributes to holders of Common Stock for such dividend or distribution.

Such adjustment shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but is not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared or announced.

e)           The Company or one or more subsidiaries of the Company make purchases of Common Stock pursuant to a tender offer or exchange offer (other than offers not subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the Company or a subsidiary of the Company for the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the close of business on the Trading Day next succeeding the Offer Expiration Date;

EP1	=	the Exercise Price in effect immediately after the close of business on the Trading Day next succeeding the Offer Expiration Date;

FMV	=
the fair market value (as determined by the Board of Directors), on the Offer Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Time”) less any Purchased Shares;

OS0	=	the number of shares of Common Stock outstanding as of the Offer Expiration Time, including any Purchased Shares; and

SP1	=	the Closing Sale Price of Common Stock on the Trading Day next succeeding the Offer Expiration Date.

An adjustment, if any, to the Exercise Price pursuant to this clause (e) shall become effective immediately prior to the open of business on the second Trading Day immediately following the Offer Expiration Date.  In the event that the Company or a subsidiary of the Company is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this clause (e) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this clause (e).

f)           For the purposes of Section 2A(a), (b) or (c), any dividend or distribution to which Section 2A(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (i) a dividend or distribution of the indebtedness, assets, property, shares of Capital Stock other than such shares of Common Stock or rights or warrants (and any Exercise Price adjustment required by Section 2A(c) with respect to such dividend or distribution shall be made in respect of such dividend or distribution (without regard to the parenthetical in Section 2A(c) that begins with the word “excluding”)) (ii) immediately followed by a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Exercise Price adjustment required by Section 2A with respect to such dividend or distribution shall then be made), except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the open of business on the Ex-Date.”

g)           If the Company or any subsidiary of the Company thereof, as applicable, at any time while any Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents (defined below), at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to a price determined by dividing (i) an amount equal to the sum of (1) the applicable Exercise Price immediately prior to such Dilutive Issuance multiplied by the number of shares of Common Stock deemed outstanding at the close of business on the day immediately preceding the date of such Dilutive Issuance, plus (2) the aggregate consideration, if any, received or to be received by the Company upon such Dilutive Issuance, by (ii) an amount equal to the sum of (1) the number of shares of Common Stock deemed outstanding immediately prior to such Dilutive Issuance, plus (2) the total number of shares of Common Stock issued or to be issued in such Dilutive Issuance.  For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding and (ii) the number of (A) shares of Common Stock issuable upon the exercise of the then outstanding Warrants, (B) shares of Common Stock into which warrants of the Company issued prior to the date hereof are exercisable, (C) outstanding options for shares of Common Stock, (D) options for shares of Common Stock awardable under the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”), (E) options for shares of Common Stock, restricted stock units or stock appreciation rights issuable under the 2014 Plan or otherwise  approved by the Board of Directors of the Company and issued by the Company, (F) restricted shares of Common Stock subject to vesting and (E) shares of Common Stock issuable upon the conversion of the Company’s 4.50% Senior Convertible Notes due 2019, if each are fully exercised on the day immediately preceding the given date.  The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 2A(g), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2A(g), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.  Notwithstanding any contrary provision of this Warrant certificate, the term “Dilutive Issuance” shall not include the issuance of Common Stock, Common Stock Equivalents or any other securities issued pursuant to the 2014 Plan or the issuance of restricted shares of Common Stock to consultants, employees or advisors of the Company as approved by the Board of Directors or their designees.

For the purposes of this Section 2A(g), “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Section 2B.                      Adjustments to Number of Warrant Shares.  Concurrently with any adjustment to the Exercise Price under Section 2A, the number of Warrant Shares will be adjusted such that the number of Warrant Shares in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares in effect immediately prior to such adjustment, multiplied by a fraction, (a) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (b) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 2C.                      Certain Distributions of Rights and Warrants.

a)           Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

i.           are deemed to be transferred with such shares of Common Stock;

ii.           are not exercisable; and

iii.           are also issued in respect of future issuances of Common Stock,

shall be deemed not to have been distributed for purposes of adjustments to the Exercise Price and the number of shares of Common Stock issued upon exercise of Warrants hereunder (and no adjustment to the Exercise Price or the number of Warrant Shares hereunder will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the number of Warrant Shares shall be made hereunder (subject in all respects to Section 2D).

b)           If any such right or warrant is subject to events, upon the occurrence of which such right or warrant becomes exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (subject in all respects to Section 2D).

c)           In addition, except as set forth in Section 2D, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in Section 2C(b)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the number of Warrant Shares hereunder was made (including any adjustment contemplated in Section 2D):

i.           in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the number of Warrant Shares shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

ii.           in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the number of Warrant Shares shall be readjusted as if such rights and warrants had not been issued.

Section 2D.                      Shareholder Rights Plans.  If a Company shareholder rights plan under which any rights are issued provides that each share of Common Stock issued upon exercise of the Warrants at any time prior to the distribution of separate certificates representing such rights shall be entitled to receive such rights, prior to the separation of such rights from the Common Stock, the Exercise Price and the number of Warrant Shares shall not be adjusted pursuant to Section 2A.  If, however, prior to any exercise of a Warrant, such rights have separated from the Common Stock, the Exercise Price and the number of Warrant Shares shall be adjusted at the time of separation as if the Company dividend or distributed to all holders of Common Stock, the Company’s Capital Stock, evidences of the Company’s indebtedness, certain rights or warrants to purchase the Company’s securities or other of the Company’s assets as described in Section 2A(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 2E.                      Other Adjustments if Cashless Exercise Applies.  The Board of Directors shall make appropriate adjustments to the number of shares of Common Stock due upon exercise of a Warrant in the event of a Cashless Exercise, as may be necessary or appropriate to effectuate the intent hereunder and to avoid unjust or inequitable results as determined in its good faith judgment, to account for any adjustment to the Exercise Price and the number of Warrant Shares that becomes effective, or any event requiring an adjustment to the Exercise Price and the number of Warrant Shares where the record date or effective date (in the case of a subdivision or combination of the Common Stock) of the event occurs, during the three (3) Trading Days immediately preceding the date on which the Holder elects to exercise such Warrant by means of a Cashless Exercise, as set forth in the applicable Notice of Exercise.

Section 2F.                      Restrictions on Adjustments.  In no event will the Company adjust the Exercise Price or make a corresponding adjustment to the number of Warrant Shares to the extent that the adjustment would reduce the Exercise Price below the par value per share of Common Stock.

Section 2G.                      Recapitalizations, Reclassifications and Other Changes.

a)	If any of the following events occur:

i.           any recapitalization;

ii.           any reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination to which Section 2A(a) applies);

iii.           any consolidation, merger or combination involving the Company;

iv.           any sale or conveyance to a third party of all or substantially all of the Company’s assets; or

v.           any statutory share exchange,

(each such event, a “Reorganization Event”), in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “Reference Property”), then, following the effective time of such Reorganization Event, the right to receive shares of Common Stock upon exercise of a Warrant shall be changed to a right to receive, upon exercise of such Warrant with respect to each share of Common Stock for which such Warrant is exercisable, the kind and amount of Reference Property that a holder of one share of Common Stock would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per share of Common Stock, a “Unit of Reference Property”).  In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration into which the Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in such Reorganization Event.  The Company hereby agrees not to become a party to any Reorganization Event unless its terms are consistent with this Section 2G.

b)           At any time from, and including, the effective time of a Reorganization Event:

i.           in the event of a Cashless Exercise, the Holder shall be entitled to receive a number of Units of Reference Property calculated as set forth in Section 1(c), except that the VWAP for any Trading Day used to determine such number of Units of Reference Property shall be the Unit Value (as defined below) for such Trading Day;

ii.           the Company shall pay cash in lieu of delivering any fraction of a Unit of Reference Property in accordance with Section 1(d)(iv) based on the Unit Value for the date the Warrants are exercised; and

iii.           the Closing Sale Price and the Current Market Price shall be calculated with respect to a Unit of Reference Property.

c)           The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

i.           any shares of common stock of the successor or purchasing corporation or any other corporation that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such shares were “Common Stock” using procedures set forth in the definition of “Closing Sale Price” in Section 2A(b);

ii.           any other property (other than cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors or by a Nasdaq Global Market member firm selected by the Board of Directors; and

iii.           any cash included in such Unit of Reference Property shall be valued at the amount thereof.

d)           On or prior to the effective time of any Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant certificate providing that the Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 2G.  If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall use commercially reasonable efforts to cause such amendment to this Warrant certificate to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing.  Any such amendment to this Warrant certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.  The Company shall cause notice of the execution of any such amendment to be mailed to the Holder, at its address appearing on the Warrant Register (as defined below), within 20 business days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of such amendment.

e)           The above provisions of this Section 2G shall similarly apply to successive Reorganization Events.

f)           If this Section 2G applies to any event or occurrence, no other provision above with respect to anti-dilution adjustments shall apply to such event or occurrence.

g)           This Section 2G does not limit the rights of the Holder or the Company in the event of a Make-Whole Fundamental Change, including the Holder’s right to receive an Exercise Price Reduction and corresponding increase in the number of Warrant Shares in connection with a Make-Whole Fundamental Change under Section 2J.

Section 2H.                      Consolidation, Merger and Sale of Assets.

a)           The Company may, without the consent of the Holder, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of the Company and its subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions; provided that (i) any stock into which the Warrants shall be exercisable shall be the stock of an entity that is a corporation for U.S. federal income tax purposes and (ii) the successor shall assume all of the Company’s obligations under this Warrant certificate.

b)           In case of any such consolidation, merger, sale, lease or other transfer and upon any such assumption by the successor corporation, limited liability company, partnership or trust, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company.

Section 2I.                      Statements on Warrants.  Except as provided in Section 2G, this Warrant certificate need not be changed because of any adjustment made hereunder, and Warrant certificates issued after such adjustment may state the same information (other than the adjusted Exercise Price and the relevant adjusted number of Warrant Shares) as is stated in this Warrant certificate.

Section 2J.                      Make-Whole Fundamental Change.

a)           If, at any time while any Warrant is outstanding, a Make-Whole Fundamental Change (as defined below) has occurred, and the Holder elects to exercise such Warrant in connection with such Make-Whole Fundamental Change, the Company shall reduce the Exercise Price by an amount (the “Exercise Price Reduction”), and increase the number of Warrant Shares, as described in this Section 2J (the “Make-Whole Adjustment”).  An exercise of a Warrant shall be deemed for the purposes of this Section 2J(a) to be “in connection with” a Make-Whole Fundamental Change if the date a duly completed Notice of Exercise is delivered falls during the period commencing on the effective date of such Make-Whole Fundamental Change (the “Effective Date”) and ending on the 30th calendar day following the Effective Date of such Make-Whole Fundamental Change.

A “Make-Whole Fundamental Change” will be deemed to have occurred when any of the following has occurred:

i.           the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 50% of the Capital Stock of the Company that is at that time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body);

ii.           the adoption of a plan relating to the liquidation or dissolution of the Company;

iii.           (1) the consolidation, merger or share exchange of the Company with or into any other Person, or (2) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and those of its subsidiaries taken as a whole to any other Person (other than a wholly owned subsidiary of the Company), other than, in the case of clause (1):

(A)
a transaction that does not result in any reclassification, conversion or exchange of the Common Stock into cash, securities or other property or assets that are not listed on the Nasdaq Global Market or the New York Stock Exchange; or

(B)
any merger solely for the purpose, and with the sole effect, of changing the jurisdiction of incorporation of the Company and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity, as long as such shares of common stock of the surviving entity are listed on the Nasdaq Global Market or the New York Stock Exchange and become the Reference Property hereunder; or

iv.           the termination of trading of Common Stock, which will be deemed to have occurred if the Common Stock is not listed on the Nasdaq Global Market or the New York Stock Exchange.

b)           Within 15 calendar days after the Effective Date of any Make-Whole Fundamental Change, the Company shall mail a written notice of such Make-Whole Fundamental Change by first-class mail to the Holder at its address appearing on the Warrant Register.  Such notice must state the events causing, and the Effective Date of, such Make-Whole Fundamental Change.  If the Company fails to provide such notice within 15 calendar days of the Effective Date, the period during which the Holder may exercise a Warrant and receive the Make-Whole Adjustment will be extended by the number of calendar days that such notification is delayed or not otherwise provided to the Holder beyond the specified notice deadline.

c)           The Company shall mail a notice to the Holder, at its address appearing on the Warrant Register, and issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases no later than 10 calendar days prior to the anticipated Effective Date for any Make-Whole Fundamental Change.  The failure to deliver such notice or issue such press release shall not affect the validity of such transaction.

d)           The amount of any Exercise Price Reduction shall be determined by reference to the table set forth on Exhibit A hereto and shall be based on the Effective Date of, and the Applicable Price for, the relevant Make-Whole Fundamental Change.

“Applicable Price” means, for any Make-Whole Fundamental Change, (i) if the consideration paid to holders of Common Stock in connection with such Make-Whole Fundamental Change consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the average of the Closing Sale Prices of Common Stock for the five (5) consecutive Trading Days immediately preceding the Effective Date of such Make-Whole Fundamental Change.

e)           The Applicable Prices set forth in the first row of the table set forth on Exhibit A hereto (i.e., the column headers), and the Exercise Price Reduction amounts set forth in such table, shall each be adjusted at the same time and in the manner as the Exercise Price as set forth herein.

f)           If the exact Applicable Price and/or Effective Date are not set forth in the table set forth on Exhibit A hereto, then:

i.           if the actual Applicable Price is between two Applicable Prices in the table or the Effective Date is between two Effective Dates in the table, the Exercise Price Reduction shall be determined by a straight-line interpolation between the Exercise Price Reduction set forth for the higher and lower Applicable Prices and/or the earlier and later Effective Dates in the table, based on a 365-day year, as applicable;

ii.           if the actual Applicable Price is equal to or in excess of $40.00 per share, subject to adjustment as set forth in Section 2J(e), the Exercise Price shall not be reduced pursuant to this Section 2J (and there shall be no corresponding increase to the number of Warrant Shares pursuant to this Section 2J); and

iii.           if the actual Applicable Price is equal to or less than $2.50 per share, subject to adjustment as set forth in Section 2J(e), the Exercise Price shall not be reduced pursuant to this Section 2J (and there shall be no corresponding increase to the number of Warrant Shares pursuant to this Section 2J).

g)           If the Exercise Price is reduced pursuant to this Section 2J, the number of Warrant Shares shall concurrently be increased by multiplying the number of Warrant Shares prior to such increase by a fraction, (i) the numerator of which is the Exercise Price prior to giving effect to such Exercise Price Reduction and (ii) the denominator of which is the Exercise Price after giving effect to such Exercise Price Reduction.

Section 2K.                      Notice to Holder.

a)           Whenever the Exercise Price is adjusted pursuant to any provision hereunder, the Company shall promptly mail to the Holder, at its address appearing on the Warrant Register, a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

b)           If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder shall remain entitled to exercise the Warrants during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 2L.         Calculations.  All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For the purposes of any adjustments hereunder, the number of shares of Common Stock at any time outstanding shall not include shares held, directly or indirectly, by the Company, but shall include shares issuable in respect of scrip representing fractional shares of Common Stock.

Section 3.            Transfer of Warrant.

a)           Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth in Section 3(d) hereof, the Warrants and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part in integral multiples of one whole Warrant, upon surrender of this Warrant certificate at the principal office of the Company or its designated agent, together with a written assignment of the Warrants to be transferred substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant certificate in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant certificate evidencing the Warrants not so assigned, and this Warrant certificate shall promptly be cancelled.

b)           New Warrants. This Warrant certificate may be divided or combined with other Warrant certificates upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrant certificates are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 3(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant certificate in exchange for the Warrant certificate to be divided or combined in accordance with such notice. All Warrant certificates issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant certificate except as to the number of Warrants represented thereby.

c)           Warrant Register. The Company shall register this Warrant certificate, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of a Warrant as the absolute owner thereof for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)           Representation by the Holder.  The Holder, by the acceptance hereof, represents and warrants that it is acquiring the Warrants and, upon any exercise thereof, will acquire the shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrants or shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

e)           Transfer Restrictions.

i.           The Warrants may only be sold (A) pursuant to an effective registration statement under the Securities Act or (B) pursuant to a private placement exemption from registration under the Securities Act and upon delivery to the Company of a customary opinion of legal counsel (which may rely on certificates and representations), certifications or other evidence as may reasonably be required by the Company in order to determine that such registration is not required under the Securities Act.   Any Warrants sold pursuant to an effective registration statement under the Securities Act shall not bear a restrictive legend as set forth in this Warrant certificate or pursuant to this clause.

ii.           Any shares of Common Stock issued upon exercise of the Warrants may only be sold (A) pursuant to an effective registration statement under the Securities Act or (B) pursuant to an exemption from registration under the Securities Act and upon delivery to the Company of a customary opinion of legal counsel (which may rely on certificates and representations), certifications or other evidence as may reasonably be required by the Company in order to determine that such registration is not required under the Securities Act.  Any shares of Common Stock issued upon exercise may bear a legend to the foregoing effect.  Notwithstanding the foregoing, any shares of Common Stock issued upon a Cashless Exercise of a Warrant after the 12 month anniversary from the date of issuance of such Warrant may be sold under the exemption from registration provided by Rule 144 and shall not bear any such restrictive legend, provided the Holder is not an affiliate (within the meaning of Rule 144) of the Company and shall not have been an affiliate of the Company for a period of three months prior to such sale.

Section 4.                      Registration Rights.  The Company shall, as soon as practical but no later than 90 days after the Initial Exercise Date, prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (“Registration Statement”) and a prospectus thereunder (“Prospectus”) covering the Warrants and the shares of Common Stock issued upon exercise of Warrants for a selling stockholder resale offering to be made on a continuous basis pursuant to Rule 415.  The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Warrants or the shares of Common Stock issued upon exercise of Warrants on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith).  The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof and to cause the Registration Statement to remain effective continuously and a Prospectus to remain available continuously for so long as (a) shares of Common Stock issued upon exercise of Warrants unsold thereunder are not eligible for resale under Rule 144 without registration thereunder or (b) such shares bear a restrictive legend.  The Company shall promptly notify the Holder via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of the Registration Statement within one business day thereof.  The Company shall, by 9:30 a.m. New York City time on the first business day after the effective date, file a final Prospectus with the SEC, as required by Rule 424(b) of the Securities Act.  Notwithstanding the registration obligations set forth in this Section 4, in the event the SEC informs the Company that the Warrants and all of the shares of Common Stock issued upon exercise of Warrants cannot, as a result of the application of Rule 415, be registered for resale on a single registration statement, the Company agrees to promptly (i) inform the Holder thereof, (ii) use its best efforts to file amendments to the Registration Statement as required by the SEC and/or (iii) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Warrants and shares of Common Stock issued upon exercise of Warrants permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Warrants and the shares of Common Stock issued upon exercise of Warrants as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of the Warrants and all of the shares of Common Stock issued upon exercise of Warrants in accordance with the SEC Guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. In the event the Company amends the initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (ii) or (iii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Warrants and shares of Common Stock issued upon exercise of Warrants that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

Section 5.                      Miscellaneous.

a)           No Rights as Stockholder Until Exercise.  The Warrants do not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise thereof as set forth in Section 1(d)(i), except as expressly set forth in Section 2.

b)           Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant certificate or any stock certificate relating to the shares of Common Stock issued upon exercise of Warrants, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant certificate, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant certificate or stock certificate, if mutilated, the Company will make and deliver a new Warrant certificate or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant certificate or stock certificate.

c)           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

d)           Authorized Shares.

The Company covenants that, during the period any Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the shares of Common Stock issuable upon exercise of the Warrants.  The Company further covenants that its issuance of the Warrants shall constitute full authority to its officers who are charged with the duty of issuing the necessary shares of Common Stock upon the exercise of the purchase rights under the Warrants.  The Company will take all such reasonable action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.  The Company covenants that all shares of Common Stock which may be issued upon the exercise of the purchase rights represented by the Warrants will, upon exercise of the purchase rights represented by the Warrants and payment for such shares in accordance herewith (including Cashless Exercise), be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant certificate against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock above the amount payable therefor upon such exercise immediately prior to such increase in par value (including Cashless Exercise), (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon exercise of Warrants and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant certificate.

Before taking any action which would result in an adjustment in the number of Warrant Shares or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)           Governing Law; Jurisdiction. Applicable Law. This Warrant certificate will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.  The Company and the Holder hereby irrevocably submit themselves to the exclusive jurisdiction of any state or federal court sitting in New York, New York for any action arising out of, or as a result of, this Warrant certificate.  The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.  Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such party to the address on file with the Company.

f)           Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.  If the Company willfully and knowingly fails to comply with any provision of this Warrant certificate, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g)           Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise Warrants to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

h)           Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant certificate.  The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant certificate and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

i)           Successors and Assigns.  Subject to applicable securities laws, this Warrant certificate and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant certificate are intended to be for the benefit of any Holder from time to time of the Warrants represented hereby and shall be enforceable by the Holder or holder of shares of Common Stock issued upon exercise of a Warrant.

j)           Amendment.  This Warrant certificate may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder, except as provided in Section 2G(d) and Section 2I.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Warrant certificate unless the same consideration also is offered to the Holder.

k)           Severability.  Wherever possible, each provision of this Warrant certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant certificate shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant certificate.

l)           Headings.  The headings used in this Warrant certificate are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant certificate.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant certificate to be executed by its officer thereunto duly authorized as of the date first above indicated.

RETROPHIN, INC.
By: ______________________________ Name: Title: